UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 22, 2007
Sipex Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33403	04-6135748

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

233 South Hillview Drive, Milpitas, California		95035

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 408-934-7500
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 17, 2007, Sipex Corporation (“Sipex”) entered in to a Separation Agreement and General Release (the “Separation Agreement”) with Clyde R. Wallin. This agreement provides for certain benefits set forth in a letter agreement with Mr. Wallin dated April 23, 2007. The Separation Agreement provides, among other things, that effective upon Mr. Wallin’s termination from Sipex after the closing of the Company’s pending merger transaction with Exar Corporation, which is expected to occur on or about August 24, 2007, Mr. Wallin will receive the following severance benefits:
     Mr. Wallin will receive a lump sum payment of Two Hundred Twenty-Five Thousand Dollars ($225,000), less applicable withholdings.
     In addition, Sipex will also pay Mr. Wallin a lump sum amount of Thirty-Two Thousand One Hundred Forty-Six Dollars and Sixty-Four Cents ($32,146.64), less applicable withholdings, for settlement of certain medical benefits coverage obligations.
     Mr. Wallin’s unvested options will also fully vest and be exercisable until the first anniversary of Mr. Wallin’s termination date or the applicable option expiration date.
     Mr. Wallin will continue to comply with the terms of his Confidentiality Agreement with Sipex and maintain the confidentiality of Sipex’s confidential and proprietary information. The Separation Agreement also provides for a release of claims between Mr. Wallin and Sipex.
     The foregoing description of the agreement is qualified in its entirety by reference to the provision of the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description

10.1	Separation Agreement and General Release with Clyde R. Wallin dated August 17, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SIPEX CORPORATION
DATE: August 22, 2007	/s/ Ralph Schmitt

Ralph Schmitt Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Separation Agreement and General Release with Clyde R. Wallin dated August 17, 2007.